Exhibit 11


Computation of Per Share Earnings

                                                                   For the Quarter Ended
                                                                   ---------------------
                                                           March 31, 1997      March 31, 1996
Number of shares of common stock
         outstanding (weighted average)                       1,071,119             668,619

Shares held in ESOP trust (weighted average)                    (42,402)            (48,108)

Increase for common stock equivalents                            66,477                   -

Weighted average number of shares
         outstanding during the period                        1,095,194             620,511
Fully diluted weighted average number of
         shares outstanding during the period                 1,095,194             620,511

Income for the period                                        $  179,978          $  277,936

Income per share:
         Primary                                             $     0.16          $     0.44

         Fully diluted                                       $     0.16          $     0.44


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